Exhibit 99.1

Nevada Power Company Rates to Remain Stable
PUCN Approves Settlement Agreement for No Rate Changes
LAS VEGAS, June 28 /PRNewswire/ — Nevada Power Company, a wholly-owned subsidiary of Sierra Pacific Resources (NYSE: SRP), announced today that its electric rates are expected to remain stable until June 2007, following approval of a settlement agreement by the Public Utilities Commission of Nevada (PUCN).
Under the settlement, reached by Nevada Power, the staff of the PUCN, the state Attorney General’s Bureau of Consumer Protection, and other parties participating in a recent rate case, Nevada Power customers’ rates will remain unchanged until June 1, 2007.
“This is truly a good outcome for our customers and our company and we appreciate the hard work done by all parties involved in reaching this agreement,” said Pat Shalmy, president of Nevada Power. “We know that even a small increase can be difficult for many people and, by approving this agreement, we all recognized that keeping rates stable, in particular during this summer, is in the best interest of our individual customers and the community in general.”
Nevada Power filed its last annual mandatory deferred energy case on January 17, 2006, requesting the recovery, over a one-year period, of approximately $171 million of fuel and purchased power costs that it already had incurred to provide electricity to customers. The approved settlement agreement allows full recovery over a two-year period, holding rates flat through 2006 and at least until June 1, 2007. Deferred energy costs are recovered on a dollar-for-dollar basis with no profit to the company.
Tips to help customers stay cooler and to save money on their monthly bills during the hot summer months include setting air conditioners at 78 degrees, utilizing programmable thermostats, using certain appliances (ovens, dishwashers, clothes dryers, etc.,) during off-peak hours (8 p.m. — 11 a.m.) as well as running ceiling and oscillating fans to help increase airflow.
For more information on energy conservation and money-saving tips visit the company’s website at nevadapower.com.
Nevada Power is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas, including Nellis Air Force Base and the Department of Energy’s Nevada Test Site in Nye County. The Company provides electricity to approximately 774,000 residential and business customers.
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.
Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Nevada Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, unfavorable rulings in Nevada Power’s general rate cases and deferred energy rate cases. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Nevada Power Company are contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC. Nevada Power Company undertakes no obligation to re lease publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
SOURCE Nevada Power Company
CONTACT:
Media,
Sonya Headen,
+1-702-367-5222,
or Analysts, Britta Carlson,
+1-702-367-5624, both for Nevada Power Company.
Web site: http://www.nevadapower.com
(SRP) CO: Nevada Power Company; Sierra Pacific Resources; Public Utilities Commission of Nevada